99.2 – Resignation of Michael Malet

I hereby tender my resignation effective January 26, 2009 from the Board of Card Activation Technologies, Inc. and as Executive Vice-President of Card Activation Technologies, Inc.

Sincerely,
 /s/
Michael N. Malet